Exhibit 99.5
Excerpted information from the Confidential Offering Memorandum, Offer to Exchange and Consent Solicitation Statement, dated February 14, 2022.

The following information relates the local sports segment of Sinclair Broadcast Group, Inc. (the “Company”).

The terms “we,” “us,” and “our” refer to Diamond Sports Intermediate Holdings LLC (“Holdings”) and all of its subsidiaries, including Diamond Sports Group, LLC (“DSG”) and Diamond Sports Finance Company (the “Co-Issuer,” and together with DSG, the “Issuers”), unless otherwise indicated or the context otherwise requires. Holdings is an indirect subsidiary of the Company.

NBA Agreement

On January 13, 2022, we announced that we entered into an agreement with the NBA to renew digital (for in market and outer market territories) and outer market linear distribution rights to regional sports network (RSN) partner NBA team games and ancillary programming. Under the agreement, we have the right to offer streaming content, including live games, on an authenticated (TV Everywhere) and direct to consumer (“DtC”) basis, to local territories of 16 NBA teams. The agreement also includes expanded content and highlight rights as well as access to the distribution of classic games in our local markets. The agreement has a term of one year with three successive one-year renewal offers, subject to compliance with the agreement.

Digital Rights

We have agreements with MLB, NBA and NHL whereby we have been granted in-market and outer market rights for each of our RSNs (which include our Bally Sports branded RSNs and Marquee), which rights are also made available to our multi-channel video programming distributors and virtual multi-channel programming distributors (“Distributors”), to stream games and affiliated content over the internet (commonly referred to as “TV Everywhere”). To have access to streaming, our customers must be authenticated by logging in either through our Bally Sports app or our Distributors’ apps using the customers’ Distributor username and password. In addition, pursuant to the same agreements with the NBA and NHL described above, we have been granted in-market and outer market DtC rights for each of our RSNs to stream games and affiliated content over the internet. The DtC rights for MLB are held directly by the MLB teams, who may grant those rights to the RSNs as part of our team rights agreements (subject to approval by MLB as to the determination of fair market value secured by the applicable team for such rights). As of September 30, 2021, our RSNs have secured DtC rights for five MLB teams. We intend to leverage these DtC rights as part of our DtC strategy described below under “Direct to Consumer Strategy.” As part of our DtC strategy, we intend to work with MLB and seek to acquire DtC rights from teams with whom we have existing rights agreements.

Direct to Consumer Strategy

As our consumers’ viewing habits continue to evolve, we need to be positioned to offer our products to our consumers in the manner in which they desire to interact with sports. Our mission is to build a transformative, participatory digital sports platform, anchored by the most exclusive and relevant live professional games that provides fans a year-round opportunity to engage with content and communities they are most passionate about.

Through this platform, which includes our existing TV Everywhere offerings and is currently available on the internet, mobile websites, mobile applications and connected television applications, we intend to offer DtC products and services. The primary product, a streaming subscription, is expected to launch in the first half of 2022, and would make available the content currently available on our RSNs on a subscription basis. In addition, during the second half of 2022, we plan to offer a features-only subscription. This product would include content offerings and data features that do not include live MLB, NBA, or NHL games. Both of these products are expected to be available in monthly and annual plans. Our goal is to offer our consumers greater freedom, choice, and flexibility in terms of the content they want to receive.

Building a participatory platform also positions us to offer products and services in large and growing markets, including ecommerce, merchandising, digital collectibles, non-fungible tokens (NFTs), and “watch & play” gaming-oriented partnerships.

Ability to Operate as a Going Concern

As of September 30, 2021, we had net working capital of approximately $618 million, including $476 million in cash and cash equivalent balances. As of September 30, 2021, there were no outstanding borrowings and $227.5 million available under our existing revolving credit facility together with the existing letter of credit swingline sub-facilities.

Our ability to make scheduled payments on our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, competitive, legislative, regulatory and other factors beyond our control. The impact of the outbreak of COVID-19 continues to create significant uncertainty and disruption in the global economy and financial markets. Further, our success is dependent upon, among other things, the terms of our agreements with Distributors, over-the-top and other streaming providers and the successful execution of our DtC strategy. Primarily as a result of losses of Distributors, increased subscriber churn and the COVID-19 pandemic, we have experienced operating losses since the second quarter of 2020 and we expect to continue incurring operating losses in future periods. We have taken steps to mitigate the impacts of this uncertainty, including managing our controllable costs, amending our accounts receivable facility and entering into a transaction support agreement relating to a new money financing and recapitalization (the “Transactions”), including a newly funded $635 million first-priority lien term loan (the “New First Lien Term Loan”).

Unless we receive the proceeds of the New First Lien Term Loan, which is conditioned on, but not guaranteed by, the success of our exchange offer and consent solicitation announced on February 14, 2022 (the “Exchange Offer”), while we have resources sufficient to satisfy our debt service obligations, capital expenditure requirements and working capital needs through the end of the quarter ending March 31, 2022 (approximately 12 months from the original issuance date of our audited financial statements for the year ended December 31, 2020), we do not anticipate our existing cash and cash equivalents, cash flow from our operations, and borrowing capacity will be sufficient to satisfy our debt service obligations, capital expenditure requirements, and working capital needs beginning in the quarter ended March 31, 2023 and through the quarter ending March 31, 2023.

We expect to conclude that, absent the New First Lien Term Loan, the conditions described above raise substantial doubt about our ability to continue as a going concern through the end of the quarter ended March 31, 2023. Accordingly, absent the New First Lien Term Loan, we expect our consolidated financial statements for the year ended December 31, 2021 will include disclosures surrounding the substantial doubt about our ability to continue as a going concern and we expect our independent registered public accounting firm to include in its audit opinion for the year ended December 31, 2021, a paragraph that there is substantial doubt as to our ability to continue as a going concern. A substantial doubt going concern opinion would constitute an event of default under DSG’s existing credit agreement, which through default acceleration clauses, could cause the Issuer’s outstanding secured and unsecured notes to become due and payable, which would have a material adverse impact to our operations and liquidity. In addition, the lenders under DSG’s existing credit agreement could terminate their commitments to loan us money, foreclose against the assets securing their obligations and we could be forced into bankruptcy or liquidation.

Contract Renewal with Significant Distributor

In the near term, we are seeking renewal of certain of our distribution agreements. Our largest near term distribution agreement expires in February 2022. We are currently in negotiations with the Distributor regarding this renewal. For the twelve months ended September 30, 2021, distribution revenue from the Distributor under this agreement accounted for 28.5% of our distribution revenues. While we have already begun negotiations with the Distributor, there can be no assurance that we will be able to enter into a renewal of the distribution agreement or a new agreement with the Distributor prior to the expiration of our existing agreement, and, if we are able to enter into an agreement with the Distributor, there can be no assurance that such agreement will be on terms as favorable to us as the terms in our current agreements with the Distributor.